UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2023

DASEKE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37509	47-3913221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15455 Dallas Parkway Suite 550
Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 248-0412

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DSKE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed by Daseke, Inc. (the “Company”) on June 1, 2023 (the “Initial 8-K”), on May 31, 2023, the Company appointed Scott Hoppe as Executive Vice President and Chief Operating Officer of the Company, effective as of June 1, 2023 (the “Effective Date”).

In connection with such appointment, Mr. Hoppe and the Company entered into an employment agreement, dated as of June 23, 2023, effective as of the Effective Date (the “Employment Agreement”). This Current Report on Form 8-K/A is being filed as an amendment to the Initial 8-K to disclose the material terms of the Employment Agreement. Except as set forth herein, the disclosures made in the Initial 8-K remain unchanged.

The Employment Agreement provides that (i) Mr. Hoppe will serve as the Executive Vice President, Chief Operating Officer of the Company and will perform the duties assigned to him by the Board of Directors of the Company, the Chief Executive Officer of the Company or their respective designees; (ii) Mr. Hoppe’s employment will be on an at-will basis and there will be no fixed employment period; (iii) Mr. Hoppe will be entitled to an annualized base salary of $450,000; (iv) Mr. Hoppe will be eligible to earn an annual discretionary bonus with target value of 75% of his base salary; and (v) Mr. Hoppe will be entitled to receive a retention award in the form of a single lump sum cash payment equal to $400,000 (the “Retention Award”), payable on the first regularly scheduled pay date coincident with, or next following, the third anniversary of the Effective Date, subject to Mr. Hoppe’s continued employment through such date; provided, that in the event that (x) the Company sells all or substantially all of its assets to a third party or (y) the Company merges with a third party, wherein it is no longer a publicly traded entity, in each case, the Employment Agreement will remain in effect, however, the Retention Award will be payable within 70 days after the close of such sale or merger.

Under the Employment Agreement, if Mr. Hoppe’s employment is terminated by the Company without Cause or if Mr. Hoppe resigns for Good Reason (each as defined in the Employment Agreement), Mr. Hoppe will be entitled to, subject to his execution and non-revocation of a release of claims against the Company and its affiliates and his continued compliance with restrictive covenants: (i) a severance payment equal to the sum of (a) 18 months of base salary plus (b) a pro rata portion of his target annual bonus for the year in which he is terminated, payable over the 18-month period following such date of termination; and (ii) up to 18 months of Company-subsidized COBRA coverage. If Mr. Hoppe’s employment is terminated due to his death or Disability (as defined in the Employment Agreement), Mr. Hoppe will be entitled to, subject to his execution and non-revocation of a release of claims against the Company and its affiliates and his continued compliance with restrictive covenants, a pro rata portion of his target annual bonus for the year in which he is terminated, payable within 60 days of such date of termination.

The Employment Agreement also entitles Mr. Hoppe to the Company’s customary employee benefits and binds him to restrictive covenants regarding confidentiality, non-competition, non-solicitation, non-disparagement and the Company’s ownership of intellectual property.

The foregoing description of the material terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed hereto as Exhibit 10.1 to this Current Report on Form 8-K/A.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement, dated as of June 23, 2023, by and between Daseke, Inc. and Scott Hoppe.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DASEKE, INC.

Date:	June 26, 2023	By:	/s/ Soumit Roy
Soumit Roy, Executive Vice President, Chief Legal Officer, General Counsel and Corporate Secretary